Exhibit 10.99

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

This Separation Agreement and Mutual General Release (this “Agreement”) is entered into as of this 16th day of March 2009 by Michael R. Haynes and Collectors Universe, Inc., a Delaware corporation.

In consideration of the respective covenants and agreements of each party to the other contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledges, Michael R. Haynes, for himself, his heirs, successors and assigns (hereinafter collectively referred to as the “Executive”) and Collectors Universe, Inc. (the “Company”), on behalf of itself and on behalf and for the benefit of its subsidiaries and otherwise related entities, and its and their past, present and future officers, directors, shareholders, executives, managers, supervisors, employees, agents, indemnitees, insurers, attorneys, legal representatives, successors, heirs, and assigns (collectively, “Company Affiliates”), hereby agree to the following:

1.    Executive hereby resigns (i) as the Company’s Chief Executive Officer (“CEO”) and from all positions he may hold, whether as a member of the board of directors or officer or employee, with any Company Affiliates (including any subsidiaries of the Company) effective March 16, 2009 (the “Officer Resignation Date”) and (ii) from his employment with the Company as of the close of business on March 31, 2009 (the “Employment Resignation Date”).  Pursuant to that resignation, and effective on the Officer Resignation Date, the Executive will relinquish his title as Chief Executive Officer of and any other titles he may have held with the Company, as well as any titles he may have held with any Company Affiliates.

2.    Executive represents and warrants and agrees that he has received all compensation owed to him by the Company through his Resignation Date, including any and all wages, bonuses, commissions, incentive compensation, car allowances, earned but unused vacation, stock, stock options, reimbursable business expenses, and any other payments, benefits, or other compensation of any kind to which he was entitled from the Company, excepting only the consideration provided for herein.

3.    Executive further acknowledges that the compensation and benefits provided to him in this Agreement are in place of the compensation and benefits provided to him in Sections 3, 4 and 5 of the Employment Agreement (“Employment Agreement”), dated January 1, 2003, and Section 2 of the Employment Agreement Amendment (“Amended Agreement”), dated September 19, 2006, and that this Separation Agreement supersedes the Employment Agreement and Amended Agreement and all other amendments to the Employment Agreement, with the sole exception that the Employee Confidentiality Agreement and Assignment of Rights (collectively, the “Intellectual Property Rights Agreements”), entered into by him with and for the benefit of the Company in substantially the forms attached as Exhibit A and Exhibit B, respectively, to such Employment Agreement, will remain in full force and effect according to their respective terms and Executive agrees to comply with all of his covenants, agreements and obligations under those Intellectual Property Rights Agreements.

4.    In lieu of the compensation and benefits provided to Executive in the Employment Agreement and the Amended Agreement, and in reliance on Executive’s promises, representations, and releases contained in this Agreement, within ten (10) business days after the Company’s receipt of this Agreement signed without change by Executive, and in consideration therefore, and assuming Executive does not revoke this Agreement within the seven (7) calendar days Rescission Period referenced in the Older Workers’ Benefit Protection Act provision that is the subject matter of Section 10 below, the Company will:

(a)           To make payments to Executive in an amount totaling Two Hundred Ninety-Eight Thousand Dollars ($298,000), less tax and other legally required withholdings, in installments at the times and in the amounts as set forth on Exhibit A hereto (the Salary Continuation Benefit”).

(b)           Upon Executive’s timely election of continuation coverage under COBRA, for the period hereinafter specified (the “Insurance Continuation Period”), the Company will pay one hundred percent (100%) of the Executive’s COBRA premiums for the medical insurance coverage as in effect on March 1, 2009 for the entire Insurance Continuation Period.  For purposes of this Agreement, the term “Insurance Continuation Period” shall mean the shorter of (i) the period Executive remains eligible for COBRA arising from his separation from the Company, or (ii) the date that is eighteen (18) months after the Employment Resignation Date, provided, however, that if, prior to the end of the Insurance Continuation Period, Executive obtains other employment which makes health insurance available to him, the Company’s obligation to pay such COBRA premiums shall thereupon cease.

(c)           Pay the fees and expenses, not to exceed thirty thousand dollars ($30,000), for executive outplacement services to be provided to Executive by an agency approved by the Company.  Such fees and expenses shall be paid directly to such agency; and if, within [twenty-four (24)] months after the Employment Resignation Date, Executive incurs and pays any documented out-of-pocket costs or expenses (other than legal fees and disbursements and income taxes) directly in connection with the transactions contemplated by this Agreement, the Company shall reimburse Executive in respect thereof in an amount equal to fifty percent (50%) of such out-of-pocket expenses, but in no event more than twenty thousand dollars ($20,000) in the aggregate.

5.    The Indemnification Agreement entered into by the Company for the benefit of Executive on his becoming the Company’s CEO shall remain in full force and effect and unchanged, and notwithstanding any provision to the contrary that may be contained elsewhere herein, Executive’s rights and the Company’s obligations thereunder shall not be released or relinquished by reason of this Agreement.

6.    Executive represents to the Company that he is signing this Separation Agreement voluntarily and with a full understanding of and his agreement with its terms for the purpose of receiving the additional consideration from the Company beyond that which is owed to him.

7.    Executive warrants and represents that in the exercise of Executive’s duties for the Company and its subsidiaries, he has not engaged in any conduct that would have entitled the Company to terminate his employment for Cause (as such term is defined in the Employment Agreement).  Executive understands that the Company is relying on this representation and warranty in entering into this Separation Agreement, without which the Company would not agree to the terms contained herein.

8.    In exchange for the consideration to be received each party from the other hereunder, except as otherwise provided in Sections 11 and 12 below, the Company and Executive each covenants and agrees to waive and release (i) all claims and causes of action and all rights of any kind or nature whatsoever that such party (hereinafter, the “Releasing Party”) has, may have or might otherwise have had against the other party (the “Released Party”), and (ii) all obligations that the Released Party has, may have or might otherwise have had to the Releasing Party (hereinafter, collectively, the “Released Claims and Obligations”), whether such Released Claims and Obligations are fixed or contingent, known and unknown, or suspected or unsuspected, arising at anytime prior to the date this Separation Agreement is fully executed.  In the case of Executive, as the Releasing Party hereunder, the Released Claims and Obligations shall include, without limitation, all claims and causes of action and rights that Executive has, may have or might otherwise have against the Company and all obligations that the Company has, may have or might otherwise have to Executive arising out of or in connection with any aspect of Executive’s employment, compensation, performance, acts taken while employed by the Company, the cessation of Employee’s employment with the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the WARN Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., all other state anti-discrimination statutes, labor laws, and wage and hours laws, the Unruh Civil Rights Act, California Civil Code Section 51, all provisions of the California Labor Code, the Employee Retirement Income Security Act, 29 U.S.C. Section 1001, et seq., and any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date this Agreement is fully executed.  For purposes of this Section 8 and Section 9 below, in the Company’s case, the term “Released Party” shall mean and include not only the Company but also all of the Company Affiliates (as hereinabove defined).  Each party, as a Releasing Party, represents and warrants that such party has not assigned or otherwise transferred, either in whole or in part, to any person or entity any Claims such Releasing Party had, has or may have or any Obligations of the other party which are being released hereunder by such Releasing Party.

9.    It is further understood and agreed that, subject to the exceptions set forth in Sections 11 and 12 below, as a condition to the effectiveness of this Separation Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by each of the Executive and the Company.  Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

       Each of the Executive and the Company further expressly waives any and all rights such party may have under any other statute or common law principle of any other state which is of similar force and effect as California Civil Code section 1542.  Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, each Releasing Party expressly acknowledges and agrees that, subject to the exceptions set forth in Sections 11 and 12 hereof, this Separation Agreement is intended to include and does include in its effect, without limitation, all Claims and Obligations which such Releasing Party does not know or suspect to exist in such party’s favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such Claims and Obligations.

10.    The release given by Executive to the Company in Section 8 of this Separation Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation.  In accordance with the Older Workers Benefit Protection Act, Executive hereby knowingly and voluntarily waives and releases all rights and claims, fixed or contingent, known or unknown or suspected or unsuspected, arising under the Age Discrimination in Employment Act of 1967, as amended, which Executive might otherwise have had against the Company or any of the Company Affiliates.  Executive is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days during which he is entitled to consider and accept this Agreement by signing and returning this Agreement to the Company’s Chief Financial Officer.  In addition, Executive has a period of seven (7) days (the “Rescission Period”) following his execution of this Agreement in which to revoke the Agreement.  This Agreement shall become and be effective and enforceable in accordance with its terms upon the expiration of the Rescission Period unless the Company’s Chief Financial Officer receives, within such Rescission Period, a written notice from Executive that he is rescinding this Agreement.

11.    Notwithstanding the provisions of Section 8 and Section 9 above and anything to the contrary that may be contained elsewhere in this Agreement, it is expressly agreed by the parties that the Company is not releasing, and the Company’s Released Claims shall not include, any Claims or Obligations or any obligations (whether under this Agreement or common law or statute) of Executive to indemnify and hold harmless the Company and the Company Affiliates against any and all liabilities, obligations, interest, penalties and costs or expenses that the Company has incurred or may incur as a result of or in connection with any failure by Executive to have paid or to pay, now or in the future, when due, any federal, state or local withholding or income or other taxes, interest and penalties (collectively “Taxes”) which Executive was or is now obligated or hereafter becomes obligated to pay under or pursuant to applicable laws or government regulations on or in respect of (i) any compensation of any kind or nature that Executive received or, under applicable laws or government regulations, that is or may hereafter be deemed to have been received by him for or in respect of services rendered by him to the Company or any Company Affiliates (including any Taxes that may have become, or presently are or may in the future become due and payable by Executive as a result of his exercise of stock options or receipt of any equity incentive or related compensation granted by the Company) and (ii) the compensation and consideration that Executive receives pursuant to this Agreement.  Executive hereby covenants and agrees to indemnify, hold harmless and defend the Company and Company Affiliates from and against (x) any and all such Taxes and (y) any and all liabilities, obligations, interest, penalties and costs or expenses (including the reasonable fees and expenses of attorneys, accountants and experts) that the Company may incur or become subject to as a result of or in connection with any failure by Executive to have paid or to pay such Taxes when due, whether Executive’s obligation to pay or his liability for such Taxes arose prior to the date hereof, now exists or arises at any time hereafter.

12.    In the event that Executive has breached or violated or hereafter breaches or violates any of his material covenants, agreements or obligations contained in either of his Intellectual Property Rights Agreements (referenced in Section 3 above), then, without limiting or prejudicing any other rights or remedies that the Company may have at law or in equity by reason of such breach or violation, (i) the Company may, in its sole and absolute discretion, cease the payment of and, upon written notice to Executive, terminate its obligation to pay, any remaining compensation or consideration which the Company would otherwise be required or obligated to pay to Executive under this Agreement, and (ii) Executive shall repay to the Company, on its demand, all compensation and consideration theretofore paid by the Company to him pursuant to this Agreement.

13.    Executive agrees that he will not make any critical, disparaging or defamatory comments regarding the Company, its products, services, directors, officers, employees or agents.  The Company agrees that its executive officers shall not make any critical, disparaging or defamatory comments regarding Executive or regarding any aspect of the parties’ relationship or the conduct or events which precipitated Executive’s separation.  Any inquiry from any prospective employer of Executive regarding Executive’s employment with or his separation from the Company shall be referred, for a response, to the Company’s [Chief Executive Officer or Chief Financial Officer], who will not make any disparaging, defamatory or negative statements or remarks with respect to such matters; provided, however, that the Company will not provide information regarding Executive's last salary or compensation unless the person requesting such information provides a release signed by Executive authorizing disclosure of such information to such person.

14.    A press release to be issued by the Company, in the form attached as Exhibit B hereto, announcing Executive’s departure from the Company, has been approved by the parties.

15.    As a condition to the payment of the consideration described in this Agreement, Executive represents and warrants that he has returned all Company property in his possession or control, including all computers, access cards, keys, reports, manuals, documents, records, correspondence and/or other documents or materials related to Employer’s business that Executive has compiled, generated or received while working for Employer, including all copies, samples, computer data or records of such material; provided that the Company may elect, by written notice to Executive, to permit him to retain one computer.  Furthermore, Executive confirms that he has delivered all passwords in use at the time of the separation, a list of any documents that he created or is otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents.

16.    Any dispute between the parties relating to this Agreement, including any controversy or dispute regarding the enforceability or the interpretation of any of the provisions hereof, or with respect to any alleged or actual non-performance by a party of its or his obligations hereunder, shall be resolved exclusively by binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association.  Any arbitration proceeding shall be held exclusively in Orange County, California and any service of process in or in connection with any such proceeding shall be adequate if sent by certified or registered mail, postage prepaid to the address of the other party last communicated in writing by such other party to the party initiating such arbitration.  The determination of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the parties.

Each party acknowledges and agrees that by agreeing to resolve disputes of the type and nature referenced in the immediately preceding paragraph of this Section 16 exclusively by arbitration, such party is waiving any right he or it (as the case may be) may otherwise have had to have any such disputes or controversies resolved by means of a jury trial.  EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY’S RIGHTS TO A TRIAL BY JURY IN ANY SUCH PROCEEDING, AND IN ANY TRIAL OR OTHER PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE MATTERS REFERENCED IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS SECTION 15, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING OR TRIAL OR OTHER PROCEEDING SHALL BE THE ARBITRATOR OR THE JUDGE.  This Agreement shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by any Released Party of any improper, wrongful, or unlawful actions, or any other wrongdoing against any Releasing Party, and each of Executive and the Company specifically disclaims any liability to or wrongful acts against the other party (and, in the case of the Company, against any of the Company Affiliates).

17.    Each party acknowledges that the other party has made no promises other than those set forth herein in this Separation Agreement.  Executive further acknowledges and agrees that he is not entitled to receive, and will not claim, any right, benefit, compensation, or relief other than what is expressly set forth herein in this Agreement.  This Separation Agreement may be modified only by written agreement signed by both parties.

18.    The parties further agree as follows:

(a)           In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

(b)           This Agreement (including all of the Exhibits attached hereto) shall constitute the entire agreement between the parties relating to its subject matter, and shall supersede all prior or contemporaneous agreements, understandings or representations, either written or oral, between the parties with respect to such subject matter.

(c)           No waiver by one party of any of the obligations of the other party under this Agreement or of any breach thereof shall be effective unless such waiver is set forth in a writing executed by the party purported to have given such waiver.  The delay or failure of any party at any time to require performance of any provision of this Agreement, or to exercise any of its right under this Agreement or provided by statute, at law or in equity, shall in no manner affect such party’s right to enforce the same at a later time.  No waiver by any party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

(d)           Notwithstanding the provisions of Section 16 hereof, in the event of a breach or threatened breach of this Agreement by a party hereto (a “Breaching Party”), in addition to any rights or remedies available at law or otherwise to the other party (the “Non-Breaching Party”), that party shall be entitled to seek, from any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief to obtain a halt to such breach or prevent a threatened breach from taking place and an order of specific performance of each obligation that has been breached or is threatened to be breached by the Breaching Party.  Each party agrees that the party seeking such equitable remedies shall not be required to post a bond or other form of security as a condition to the granting or continued effectiveness of any such equitable remedies and that no party shall assert in any such proceeding, as a defense against the granting of equitable remedies or relief that the Non-Breaching Party has a sufficient remedy at law.

(e)           This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.  It is further agreed that the Company Affiliates are intended third party beneficiaries of the agreements of Executive contained herein and each of them shall have the right, independently, to enforce its rights and the obligations of Executive hereunder without the necessity of joining the Company to any proceeding brought for that purpose.

(f)           For purposes of this Agreement: (a) the terms “include” and  “including” shall mean “including without limitation” or “include but are not limited to”; (c) the term “or” shall not be deemed to be exclusive; and (c) the terms “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto,” and any similar terms shall refer to this Agreement as a whole and not to the particular Section, Subsection, paragraph or clause in which any such term is used, unless the context in which any such term is used clearly indicates otherwise.

(g)           This Agreement may be executed in two or more counterparts, each of which executed counterparts, and any photocopies or facsimile copies thereof, shall be deemed to be an original, but all such executed counterparts, including any photocopies or facsimile copies thereof, shall together constitute one and the same instrument.

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Signatures of parties follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and date first above written.

/s/ MICHAEL R. HAYNES
Michael R. Haynes

/s/Collectors Universe, Inc.

By: /s/JOSEPH J. WALLACE
Name: Joseph J. Wallace
Title: Chief Financial Officer

EXHIBIT A

TERMS OF PAYMENT OF SALARY CONTINUATION BENEFIT

The Salary Continuation Benefit of $298,000 shall be paid by the Company to Executive in twenty-four (24) twice monthly installments, each in the amount of $12,416.67, less tax and other legally required withholdings, during a 12-month period commencing on the Employment Resignation Date and ending on the first anniversary thereof, with the first such installment to be paid on April 15, 2009.